Exhibit 2.1

AMENDMENT NO. 1 TO THE EQUITY PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”), dated as of July 15, 2025, to the Equity Purchase Agreement, dated as of March 28, 2025 (the “Purchase Agreement”), by and among LPL Holdings, Inc., a Massachusetts corporation (the “Purchaser”), CFN Holding Company, LLC, a Massachusetts limited liability company, Gratitude Holdings, Inc., a Massachusetts corporation (“Gratitude”) and Odd Couple, Inc., a Delaware corporation (“Odd Couple” and together with Gratitude the “Sellers,” and the Sellers collectively with the Purchaser, the “Parties” and each a “Party”), is entered into by and among the Purchaser and the Sellers. Capitalized terms used but not defined elsewhere in this Amendment shall have the meanings ascribed to them in the Purchase Agreement.

RECITALS

WHEREAS, the Purchaser and the Sellers entered into the Purchase Agreement on March 28, 2025;

WHEREAS, pursuant to Section 10.4 of the Purchase Agreement, the Parties may amend or supplement the Purchase Agreement in any and all respects by written agreement of the Purchaser and the Sellers by their duly authorized officers; and

WHEREAS, pursuant to Section 10.5 of the Purchase Agreement, any term or condition of the Purchase Agreement may be waived at any time in writing by the Party against whom such waiver is sought to be entered.

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements contained herein, made and intending to be legally bound, the Parties hereby agree as follows:

1.Amendment to the Purchase Agreement. Notwithstanding anything in the Purchase Agreement to the contrary, the Parties acknowledge and agree that the Purchase Agreement is hereby amended as follows:

Section 1.2 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Closing. The closing of the Transactions (the “Closing”) will take place remotely by electronic exchange of documents and signatures (or their electronic counterparts), on the first Business Day following the last day of the month during which the satisfaction or waiver (by the Party entitled to the benefit of such conditions) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (by the Party entitled to the benefit of such conditions) at the Closing of those conditions) has occurred, or on or at such other date, time or place as is agreed to in writing by the Purchaser and the Sellers; provided, that the Closing will not occur prior to August 1, 2025. The date on which the Closing occurs is referred to herein as the “Closing Date.””

Section 6.8(c) of the Purchase Agreement is hereby amended by deleting the second sentence and replacing it with the following:

“Each of the Parties agree that the Tail Coverage for errors and omissions insurance will be on substantially the terms and conditions of the proposal for coverage for errors and omissions insurance attached hereto as Exhibit D.

Section 6.24(c) of the Purchase Agreement is hereby amended by replacing the words “no later than within three (3) Business Days of the approval by FINRA of the FINRA CiC Application” with “at such time as Purchaser may determine in its sole discretion, provided that, in the event that the Purchaser submits the FINRA Conversion Application to FINRA prior to the Closing, the Purchaser will notify the Sellers no later than three (3) Business Days prior to such submission.”

Section 6.27 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Novation and Release Agreement. As of the date of this Agreement, each Party is causing its respective captive insurance Affiliate to execute a novation and release agreement (the “Novation and Release Agreement”) between Claridge Insurance Co. (“Claridge”) and Sunstone Assurance II, LLC, Series CC-1, a series of Sunstone Assurance II, LLC, a Tennessee limited liability company (“Sunstone”). Sellers shall and shall cause Claridge to, and Purchaser shall and shall cause Sunstone to, perform all obligations and take all steps necessary to complete the transactions contemplated by the Novation and Release Agreement (the “Novation and Release”), including using reasonable best efforts to obtain all required regulatory approvals, and to cause the closing of the Novation and Release to occur on the Closing Date simultaneously with the Closing. If for any reason the closing of the Novation and Release does not occur on the Closing Date, then, in accordance with Section 10 of Policy Number EO-01-2025 issued by Claridge to the Group Companies (the “Current Claridge Policy”), Sellers shall cause the Current Claridge Policy to remain in full force and effect with respect to Wrongful Acts (as defined in the Current Claridge Policy) occurring before the Closing, and the Parties shall, and shall cause Claridge and Sunstone, to continue to use reasonable best efforts to close the Novation and Release as soon as possible after the Closing Date.”“Novation and Release Agreement. As of the date of this Agreement, each Party is causing its respective captive insurance Affiliate to execute a novation and release agreement (the “Novation and Release Agreement”) between Claridge Insurance Co. (“Claridge”) and Sunstone Assurance II, LLC, Series CC-1, a series of Sunstone Assurance II, LLC, a Tennessee limited liability company (“Sunstone”). Sellers shall and shall cause Claridge to, and Purchaser shall and shall cause Sunstone to, perform all obligations and take all steps necessary to complete the transactions contemplated by the Novation and Release Agreement (the “Novation and Release”), including using reasonable best efforts to obtain all required regulatory approvals, and to cause the closing of the Novation and Release to occur on the Closing Date simultaneously with the Closing. If for any reason the closing of the Novation and Release does not occur on the Closing Date, then, in accordance with Section 10 of Policy Number EO-01-2025 issued by Claridge to the Group Companies (the “Current Claridge Policy”), Sellers shall cause the Current Claridge Policy to remain in full force and effect with respect to Wrongful Acts (as defined in the Current Claridge Policy) occurring before the Closing, and the Parties shall, and shall cause Claridge and Sunstone, to continue to use reasonable best efforts to close the Novation and Release as soon as possible after the Closing Date.”

All references in the Purchase Agreement to “LPT Agreement” are hereby deleted and replaced with references to “Novation and Release Agreement.” All references in the Purchase Agreement to “LPT” are hereby deleted and replaced with references to “Novation and Release.”

2. Waiver. Each Party hereby agrees that the failure of the Parties to submit the FINRA Conversion Application to FINRA within three (3) Business Days of the approval by FINRA of the FINRA CiC Application was not and is not, and in no event will it be considered to be, a failure of any Party to perform the obligations required to be performed by such Party under the Purchase Agreement.

3. General Provisions.

(a) Effectiveness. All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended hereby, each term, provision and condition of the Purchase Agreement and the Disclosure Schedule shall remain unchanged and continue in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the Purchase Agreement and the Disclosure Schedule.

(b) References to the Purchase Agreement. As of and after the date hereof, each reference in the Purchase Agreement to “this Agreement”, “hereof”, “hereunder”, “herein”, “hereby” or words of like import referring to the Purchase Agreement, and each reference to the Purchase Agreement in the exhibits and schedules thereto, shall mean and be a reference to the Purchase Agreement as amended by this Amendment, and all references in the Disclosure Schedule to “the Agreement” shall refer to the Purchase Agreement as amended by this Amendment. Notwithstanding the foregoing, all references in the Purchase Agreement or the Disclosure Schedule to “the date hereof”, “the date of this Agreement” or “the date of the Agreement” or words of like import shall refer to March 28, 2025, and all references in the Purchase Agreement to “prior to the date hereof” or words of like import shall mean before the Purchase Agreement was executed on March 28, 2025 (without regard to this Amendment).

(c) Entire Agreement. This Amendment, the Purchase Agreement (including the Disclosure Schedule and all Exhibits thereto, together with the other instruments referred to therein), the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(d) Other Miscellaneous Terms. The provisions of Section 10.4 (Amendment or Supplement), Section 10.5 (Waiver), Section 10.6 (Assignment), Section 10.7 (Counterparts), Section 10.9 (Governing Law; Jurisdiction), Section 10.10 (Specific Performance), Section 10.11 (Waiver of Jury Trial), Section 10.13 (Notices), Section 10.14 (Severability), Section 10.16 (Interpretation), and Section 10.19 (Delivery by Electronic Transmission) of the Purchase Agreement shall apply to this Amendment mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

SELLERS:

Gratitude Holdings, Inc.

By: /s/ Joseph Deitch
                             Name: Joseph S. Deitch
                             Title: Chief Executive Officer

Odd Couple, Inc.

By: /s/ Joseph Deitch
                             Name: Joseph S. Deitch
                             Title: Chief Executive Officer

PURCHASER:

LPL Holdings, Inc.

By: /s/ Brett Goodman
                             Name: Brett Goodman
                             Title: Treasurer

Exhibit D
Tail Coverage Terms and Conditions